SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 23, 2003

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Exhibit Index on Page 3

Item 9. Information Provided Under Item 12 (Results of Operations and Financial Condition

The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition."

On July 23, 2003, Tripos, Inc. issued a press release announcing its financial results for the fiscal quarter ended June 30, 2003. A copy of Tripos, Inc.s' press release is furnished as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: July 23, 2003

INDEX TO EXHIBITS

Exhibit No. Description

99.1 Press release, dated July 23, 2003, issued by Tripos, Inc.

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837, ext. 3137

(Media only)

Waggener Edstrom Bioscience

Lisa Osborne

Account Supervisor

(425) 638-7000, ext. 5134

lisao@wagged.com

For Release 6 a.m. EDT

July 23, 2003

Tripos Reports Second Quarter 2003 Financial Results

ST. LOUIS -- July 23, 2003 -- Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery informatics and chemistry research, today announced financial results for the second quarter ended June 30, 2003.

For the three months ending June 30, 2003:

  Tripos posted revenues of $12.6 million, a 14 percent increase from the previous year's second-quarter revenues of $11.1 million.
  Net income allocable to common shareholders for the second quarter of 2003 was $0.6 million, or $0.07 per diluted share. This compares with a net loss of $1.3 million, or $0.15 per basic share, for the second quarter of 2002.
  Excluding gains from sales of Arena Pharmaceuticals common stock, second quarter 2003 net loss was $0.15 per basic share compared to a second quarter 2002 net loss of $0.23 per basic share.

For the six months ending June 30, 2003:

  Tripos posted revenues of $25.8 million, a 9 percent increase from the previous year's first-six-months revenues of $23.8 million.
  Net income allocable to common shareholders was $0.8 million, or $0.09 per diluted share. This compares with a net income of $0.3 million, or $0.03 per diluted share, for the first six months of 2002.
  Excluding gains from sales of Arena Pharmaceuticals common stock, 2003 net loss was $0.22 per basic share compared to 2002 net loss of $0.14 per basic share.

"Tripos delivered solid revenue growth in the second quarter," said Dr. John P. McAlister, president and CEO of Tripos. "Our income from operations was impacted, however, by incremental operating costs associated with the delivery of key discovery research contracts as we simultaneously complete the expansion of our chemistry research facilities. In addition, operating costs were increased by unfavorable foreign currency exchange adjustments. These currency adjustments were offset by gains from successful hedging programs that are separately included in 'Other Income' on our Statement of Operations. We are continuing to grow through expansion of our discovery research capabilities, introduction of innovative new products, and establishment of co-marketing relationships that enable Tripos to offer unique, best-of-breed solutions to meet our customers' discovery research requirements."

Second-Quarter Operational Highlights

Tripos made substantial progress during the quarter on several strategic initiatives:

  Tripos remains on track to complete the expansion of its state-of-the-art chemistry research facilities in the United Kingdom. This facility will support the continued successful delivery of existing key discovery research contracts and provides sufficient capacity to support new business development efforts that are presently underway.
  The recent launch of the SYBYL® and UNITY® lines of computational chemistry software on Linux® and the launch of SARNavigator™ are testimony to Tripos' dedication to innovation in technology. The company plans to release up to eight additional offerings this year, delivering advancements in operational and strategic research informatics.
  As part of Tripos' continuing commitment to offer innovative, seamless drug discovery and development services to its clients, the company has entered into a mutual service and distribution agreement with NOVASCREEN Biosciences Corp. The capabilities resulting from this alliance will reduce the time to optimize lead development by delivering the combined research expertise of both companies in a single partnership.
  Tripos established a collaboration with ChanTest Inc. to offer access to hERG assays for cardiac toxicity as a component of research contracts and to develop the first predictive hERG ion channel model for the drug development industry. These efforts are designed to lessen risk of late-stage failure of therapeutics by identifying and eliminating potential cardiac liability early in the development process along with providing lead rescue services to bring "at-risk" or failed programs back on track for clients.
  During the second quarter, Tripos joined CENSA, the Collaborative Electronic Notebook Systems Association. This relationship provides yet another point of contact with end users to ensure Tripos' tools are designed to solve the real problems faced by research scientists.

"We are pleased to deliver year-over-year revenue growth in this challenging economic environment, and we remain on target to deliver double-digit revenue growth for 2003. Due to the impact of incremental delivery costs for discovery research and the continuing fluctuations in the U.S. dollar, however, we cannot provide further guidance as to our overall profitability from operations for the year. We strongly believe that the investments we are making today will yield continued growth and strong returns into 2004 and beyond," Dr. McAlister said.

Webcast Information

Tripos will host a conference call and webcast today at 10 a.m. EDT to discuss these financial results in detail. Those who want to participate in the webcast should visit the Tripos Web site at http://www.tripos.com/. The Tripos webcast archive will be available beginning at 11 a.m. EDT today, and will remain on the Tripos Web site through Oct. 23, 2003.

About Tripos, Inc.

Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Tripos partners with clients to accelerate and improve the creation of life-enhancing products. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Headquartered in St. Louis, Mo., Tripos spans the world with global research operations and an international client base. Further information on Tripos can be found at http://www.tripos.com/.

# # #

This press release may contain certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "anticipates," "projects," "estimates," "intends," "plans," "believes," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections made by management and are not guarantees of future performance. Therefore, actual events, outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. We have identified certain factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tripos, Inc.

Condensed Results of Operations

(in thousands, except per share data)

Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net sales
Discovery Software	$ 2,180	$ 2,343	$ 5,571	$ 8,657
Support	2,168	2,045	4,357	4,070
Software Consulting Services	876	1,686	2,407	3,436
Hardware	477	254	513	387
Discovery Research Services	6,866	4,736	12,951	7,212
Total net sales	12,567	11,064	25,799	23,762
Cost of sales	6,357	5,134	11,964	8,517
Gross margin	6,210	5,930	13,835	15,245

Operating expenses
Sales and marketing	3,621	4,407	7,027	8,314
Research and development	3,885	2,655	6,875	5,517
General and administrative	1,796	1,640	3,832	3,151
Total operating expenses	9,302	8,702	17,734	16,982
Income (loss) from operations	(3,092)	(2,772)	(3,899)	(1,737)

Other income, net	4,126	1,149	5,200	2,125
Income (loss) before income taxes	1,034	(1,623)	1,301	388
Income tax expense (benefit)	411	(341)	494	81
Net income (loss)	623	(1,282)	807	307
Preferred stock dividend	--	--	--	37
Net income (loss) allocable to common shareholders	$ 623	$ (1,282)	$ 807	$ 270
Basic income (loss) per share	$ 0.07	$ (0.15)	$ 0.09	$ 0.03
Diluted income (loss) per share	$ 0.07	$ (0.15)	$ 0.09	$ 0.03
Basic shares outstanding	8,921	8,658	8,907	8,440
Diluted shares outstanding	9,216	8,658	9,228	9,857

Tripos, Inc.

Consolidated Balance Sheets

(In thousands)
	June 30, 2003	Dec. 31, 2002
Assets	(Unaudited)
Current Assets
Cash and cash equivalents	$ 7,166	$ 1,861
Marketable securities	2,723	8,440
Accounts receivable	19,560	26,726
Notes receivable from executives	--	137
Inventory	9,344	7,375
Prepaid expenses	1,319	1,224
Total current assets	40,112	45,763

Notes receivable-trade	2,175	3,325
Property and equipment, less accumulated depreciation	22,376	20,373
Capitalized development costs, net	1,787	1,402
Goodwill, net of amortization	965	965
Investments recorded at cost	1,165	1,200
Deferred income taxes	--	135
Other, net	527	665
Total assets	$ 69,107	$ 73,828

Liabilities And Shareholders' Equity
Current Liabilities
Current portion of long-term debt and capital leases	$ 2,038	$ 455
Accounts payable	2,618	1,128
Accrued expenses	3,952	6,400
Deferred revenue	7,089	8,803
Deferred income taxes	468	2,025
Total current liabilities	16,165	18,811

Long-term portion of capital leases	3,115	149
Long-term debt	4,024	7,233
Long-term deferred revenue	3,088	4,031
Deferred income taxes	483	--

Shareholders' equity
Common stock	45	44
Additional paid-in capital	36,598	36,077
Retained earnings	3,665	2,859
Other comprehensive income	1,924	4,624
Total shareholders' equity	42,232	43,604
Total liabilities and shareholders' equity	$69,107	$ 73,828